SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 28, 2003

WASTE CONNECTIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation or organization)

COMMISSION FILE NO. 0-23981

94-3283464

(I.R.S. Employer Identification No.)

35 Iron Point Circle, Suite 200, Folsom, CA 95630

(Address of principal executive offices)

Registrant's telephone number, including area code: (916) 608-8200

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events.

On April 28, 2003, Waste Connections, Inc. issued a press release regarding certain management appointments. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

WASTE CONNECTIONS, INC.

(Registrant)

BY: /s/ Ronald J. Mittelstaedt Date: April 28, 2003

Ronald J. Mittelstaedt,

President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	DESCRIPTION
99.1	Press release dated April 28, 2003, issued by Waste Connections, Inc.

EXHIBIT 99.1

WASTE CONNECTIONS ANNOUNCES EXECUTIVE MANAGEMENT APPOINTMENTS

FOLSOM, CA, April 28, 2003 - Waste Connections, Inc. (NYSE: WCN) today announced the appointment of Worthing Jackman to the newly created position of Vice President - Finance and Investor Relations. In this capacity, he will report directly to the Chief Financial Officer, Steve Bouck. Mr. Jackman will support Mr. Bouck with all commercial banking and capital markets activities and have responsibility for the Company's investor relations program. In addition, Waste Connections, Inc. today announced the appointment of Michael Foos to the newly created position of Vice President Chief Information Officer, and the promotion of David Eddie to the position of Vice President Public Reporting and Compliance. Mr. Foos will oversee information systems development and technology applications, as well as co-head the Company's newly created Integration and Analysis group and will report directly to the Chairman and Chief Executive Officer, Ron Mittelstaedt. Mr. Foos served as the Company's Vice President Chief Accounting Officer prior to accepting his new role. Mr. Eddie's promotion recognizes the valuable contribution he continues to make in overseeing all of the Company's required public filings, and the development of the Company's Internal Audit program. Mr. Eddie will report directly to Mr. Bouck.

Before joining Waste Connections, Mr. Jackman served as a Managing Director in the Global Industrial & Environmental Services Group at Deutsche Bank Securities (previously Alex. Brown & Sons) where he provided investment banking services to companies in many sectors including solid waste services. Worthing has served as a lead banker and advisor on several of the Company's capital markets transactions and strategic issues since inception. He had joined Alex Brown in 1991.

Ronald J. Mittelstaedt, Chairman and Chief Executive Officer, said, "We are extremely pleased with the addition of Worthing to our management team. He brings a tremendous wealth of knowledge and experience to the Company in important areas that have required enormous executive management time over the past few years. Our management team has worked with him for more than five years and has a tremendous amount of respect for his abilities. With Worthing, it is our goal to establish a proactive investor relations program. With this addition and these appointments to the management team, we have sufficient management capacity to continue the development of the Company."

Waste Connections, Inc. is an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in mostly secondary markets in the Western, Midwestern and Southwestern U.S. The Company serves more than one million commercial, industrial and residential customers. Waste Connections, Inc. was founded in September 1997 and is headquartered in Folsom, California. For more information, visit the Waste Connections web site at www.wasteconnections.com.

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. Waste Connection's business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) competition or unfavorable industry conditions could lead to a decrease in demand for the Company's services and to a decline in prices realized by the Company for its services, (2) the Company depends in part on acquisitions for growth, it may be required to pay increased prices for acquisitions, and it may experience difficulty in integrating and deriving synergies from acquisitions, or finding acquisition targets suitable to its growth strategy. (3) the Company may not always have access to the additional capital that it may require for its growth strategy or its cost of capital may increase, (4) governmental regulations may require increased capital expenditures or otherwise affect the Company's business, (5) companies that Waste Connections acquires could have undiscovered liabilities, (6) large, long-term collection contracts on which the Company depends may not be replaced when they expire or are terminated, and (7) the Company is highly dependent on the services of senior management, who would be difficult or impossible to replace. These risks and uncertainties, as well as others, are discussed in greater detail in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. There may be additional risks that the Company does not presently know or that it currently believes are immaterial which could have an adverse impact on its business. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

CONTACT:

Waste Connections, Inc.

Worthing Jackman

Vice President Finance and Investor Relations

(916) 608-8266

worthingj@wasteconnections.com